EXHIBIT 99

RPC, Inc. Reports Third Quarter 2012 Financial Results

ATLANTA, October 24, 2012 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the third quarter ended September 30, 2012.  RPC provides a broad range of specialized oilfield services and equipment to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended September 30, 2012, revenues decreased 5.9 percent to $472.4 million compared to $502.2 million in the third quarter last year.  Revenues decreased compared to the prior year due primarily to lower pricing and utilization in many of our service lines, partially offset by a slight increase in our fleet of revenue-producing equipment. Operating profit for the quarter was $102.4 million compared to $134.5 million in the prior year, a decrease of 23.9 percent.  Net income for the quarter was $66.0 million, or $0.30 diluted earnings per share, compared to $83.1 million or $0.38 diluted earnings per share last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) decreased by 12.5 percent to $157.6 million compared to $180.0 million in the prior year. 1

Cost of revenues was $271.4 million, or 57.4 percent of revenues, during the third quarter of 2012, compared to $279.9 million, or 55.7 percent of revenues, in the prior year.  Cost of revenues decreased due to the variable nature of these expenses and slightly lower revenues.  Cost of revenues as a percentage of revenues increased during the quarter due to lower pricing for our services and inefficiencies resulting from lower utilization of our equipment and personnel. These inefficiencies were partially offset by favorable variances in the costs of materials and supplies used in providing our services due to changes in job mix.

Selling, general and administrative expenses were $43.0 million in the third quarter of 2012, a 15.7 percent increase compared to $37.2 million in the prior year.  As a percentage of revenues, these costs increased to 9.1 percent in 2012 compared to 7.4 percent last year.  This percentage increase was primarily due to increases in headcount relating to support staff as well as the relatively fixed nature of these expenses during the short term. Depreciation and amortization increased by 16.4 percent to $54.1 million during the quarter compared to $46.5 million last year due to assets that have been placed in service during the previous 12 months.

Interest expense decreased from $887 thousand last year to $441 thousand in 2012 due primarily to a lower average balance on RPC’s syndicated credit facility, as well as slightly lower interest rates in the third quarter compared to the prior year.

For the nine months ended September 30, 2012, revenues increased 11.2 percent to $1.5 billion compared to $1.3 billion last year.  Net income was $219.1 million, or $1.01 earnings per diluted share, compared to $221.8 million or $1.01 earnings per diluted share last year.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP).  Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

3rd Quarter 2012 Earnings Press Release

“During the third quarter of 2012, RPC experienced a sluggish operating environment characterized by increasing competitive pressures as we moved and attempted to improve utilization of equipment fleets to increasingly competitive oil-directed basins, ” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer.  “While overall activity levels were relatively flat, we encountered accelerating weakness in dry gas basins in which we operate.  The average U.S. domestic rig count during the third quarter was 1,906, a 2.2 percent decrease compared to the same period in 2011, and a 3.2 percent decrease compared to the second quarter of this year.  The average price of natural gas was $2.87 per Mcf, a 29.5 percent decrease compared to the prior year, but a 25.3 percent increase compared to the second quarter.  Although the price of natural gas increased during the quarter, it remains below customers’ required minimum prices in the more service-intensive natural gas basins.  The average price of oil was $92.81 per barrel, a 5.1 percent increase compared to the prior year, and unchanged from the second quarter of 2012.  The percentage of U.S. domestic drilling activity targeted to oil production continues to increase, and represented 74.3 percent of U.S. domestic drilling activity during the third quarter of 2012.  RPC’s revenues decreased at a greater rate than the domestic rig count due to lower utilization and pricing in our pressure pumping, coiled tubing and rental tools service lines, partially offset by revenues generated by larger fleets of pressure pumping and coiled tubing equipment.

“We continue to work to optimize the utilization of our equipment fleets to obtain the highest financial returns possible in a difficult operating environment.  At the beginning of the fourth quarter, we have a minimal amount of additional revenue-producing equipment to be delivered.  At the end of the third quarter, the balance on our syndicated credit facility was $83.7 million.  This balance declined by $78.3 million compared to the end of the second quarter due to profitable operations, lower working capital requirements, and moderating capital expenditures.  Our capital expenditures of $69.6 million were lower than the second quarter, and reflect our earlier decision to curtail our growth capital expenditures.  Our debt to total capitalization ratio at the end of the quarter was 8.4 percent, the lowest it has been during the time we have utilized a syndicated credit facility,” concluded Hubbell.

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well.  These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues.  The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations.  The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Technical Services revenues decreased 6.0 percent for the quarter compared to the prior year due primarily to lower pricing for our services and lower equipment utilization within this segment, partially offset by increased activity from a larger fleet of revenue-producing equipment.  Support Services revenues decreased by 5.7 percent during the quarter compared to the prior year due principally to lower activity levels and pricing within rental tools, the largest service line within this segment. Operating profit in Technical Services declined primarily due to lower revenues, resulting from lower pricing and lower personnel and equipment utilization within this segment.  Operating profit in Support Services declined due to lower revenues in rental tools, resulting from lower pricing and utilization in this service line.

3rd Quarter 2012 Earnings Press Release

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
	(in thousands)
Revenues:
Technical services	$436,056	$463,685	$1,359,220	$1,219,823
Support services	36,362	38,550	115,861	107,202
Total revenues	$472,418	$502,235	$1,475,081	$1,327,025
Operating Profit:
Technical services	$98,708	$127,877	$334,610	$337,302
Support services	10,004	14,121	36,532	37,210
Corporate expenses	(4,793)	(3,365)	(13,200)	(11,775)
Loss on disposition of assets, net	1,551	4,179	4,859	2,690
Total operating profit	$102,368	$134,454	$353,083	$360,047
Other Income/(Expense), net	1,104	(906)	1,144	(582)
Interest Expense	(441)	(887)	(1,687)	(2,964)
Interest Income	16	9	25	16

Income before income taxes	$103,047	$132,670	$352,565	$356,517

RPC, Inc. will hold a conference call today, October 24, 2012 at 9:00 a.m. ET to discuss third quarter results.  Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net.  The live conference call can also be accessed by calling (888) 438-5491 or (719) 325-2472 and using the access code #5873544.  For those not able to attend the live conference call, a replay of the conference call will be available in the investor relations section of RPC, Inc.’s website (www.rpc.net) beginning approximately two hours after the call.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets.  RPC’s investor Web site can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements regarding our efforts to optimize the utilization of our equipment fleets to obtain the highest possible financial returns. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the possibility that the recent growth in unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2011.

For information about RPC, Inc., please contact:

Ben M. Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net

3rd Quarter 2012 Earnings Press Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended September 30, (Unaudited)	Third Quarter			Nine Months

	2012	2011	% BETTER (WORSE)	2012	2011	% BETTER (WORSE)
REVENUES	$472,418	$502,235	(5.9)%	$1,475,081	$1,327,025	11.2%
COSTS AND EXPENSES:
Cost of revenues	271,401	279,936	3.0	826,479	724,179	(14.1)
Selling, general and administrative expenses	43,016	37,190	(15.7)	131,058	109,203	(20.0)
Depreciation and amortization	54,082	46,476	(16.4)	159,602	130,906	(21.9)
Loss on disposition of assets, net	1,551	4,179	62.9	4,859	2,690	(80.6)
Operating profit	102,368	134,454	(23.9)	353,083	360,047	(1.9)
Interest expense	(441)	(887)	50.3	(1,687)	(2,964)	43.1
Interest income	16	9	77.8	25	16	56.3
Other income (expense), net	1,104	(906)	N/M	1,144	(582)	N/M
Income before income taxes	103,047	132,670	(22.3)	352,565	356,517	(1.1)
Income tax provision	37,007	49,559	25.3	133,510	134,717	0.9
NET INCOME	$66,040	$83,111	(20.5)%	$219,055	$221,800	(1.2)%

EARNINGS PER SHARE
Basic	$0.31	$0.38	(18.4)%	$1.02	$1.02	0.0%
Diluted	$0.30	$0.38	(21.1)%	$1.01	$1.01	0.0%

AVERAGE SHARES OUTSTANDING
Basic	215,151	217,910		215,211	217,752
Diluted	216,645	220,299		216,819	220,433

3rd Quarter 2012 Earnings Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(In thousands)
	2012	2011
ASSETS
Cash and cash equivalents	$11,142	$6,970
Accounts receivable, net	378,156	437,257
Inventories	142,558	93,136
Deferred income taxes	6,357	8,037
Income taxes receivable	3,103	2,374
Prepaid expenses	5,125	3,758
Other current assets	11,063	13,761
Total current assets	557,504	565,293
Property, plant and equipment, net	760,114	612,724
Goodwill	24,093	24,093
Other assets	16,435	11,921
Total assets	$1,358,146	$1,214,031

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$114,094	$139,508
Accrued payroll and related expenses	33,444	28,078
Accrued insurance expenses	6,353	6,041
Accrued state, local and other taxes	11,315	6,139
Income taxes payable	1,553	3,985
Other accrued expenses	202	1,324
Total current liabilities	166,961	185,075
Long-term accrued insurance expenses	10,791	8,889
Notes payable to banks	83,700	140,800
Long-term pension liabilities	22,573	18,431
Other long-term liabilities	3,545	2,926
Deferred income taxes	162,623	139,082
Total liabilities	450,193	495,203
Common stock	21,972	22,247
Capital in excess of par value	-	-
Retained earnings	898,232	706,121
Accumulated other comprehensive loss	(12,251)	(9,540)
Total stockholders' equity	907,953	718,828
Total liabilities and stockholders' equity	$1,358,146	$1,214,031

3rd Quarter 2012 Earnings Press Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call.  EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.  RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure.  This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended September 30, (Unaudited)	Third Quarter		% BETTER	Nine Months		% BETTER
	2012	2011	(WORSE)	2012	2011	(WORSE)

Reconciliation of Net Income to EBITDA
Net Income	$66,040	$83,111	(20.5)%	$219,055	$221,800	(1.2)%
Add:
Income tax provision	37,007	49,559	25.3	133,510	134,717	0.9
Interest expense	441	887	50.3	1,687	2,964	43.1
Depreciation and amortization	54,082	46,476	(16.4)	159,602	130,906	(21.9)
Less:
Interest income	16	9	77.8	25	16	56.3
EBITDA	$157,554	$180,024	(12.5)%	$513,829	$490,371	4.8%

EBITDA PER SHARE
Basic	$0.73	$0.83	(12.0)%	$2.39	$2.25	6.2%
Diluted	$0.73	$0.82	(11.0)%	$2.37	$2.22	6.8%